Exhibit 99.1

EPR Properties Elects James B. Connor to Its Board of Trustees

KANSAS CITY, MO.--(BUSINESS WIRE) - January 10, 2019 - EPR Properties (NYSE:EPR) today announced that its Board of Trustees has elected James B. Connor, Chairman and CEO of Duke Realty Corporation, to serve as an independent trustee on its board, effective January 10, 2019.
“We are delighted to welcome Jim to the Board of Trustees,” stated Robert J. Druten, Chairman of EPR Properties. “Jim is a proven REIT industry leader who brings a wealth of experience and valuable strategic capabilities. We look forward to his contributions as a board member.”
Duke Realty is one of the largest owners, developers and managers of industrial properties in the United States and an NYSE-listed company with a total enterprise value of more than $12 billion. Duke Realty, which specializes in modern logistics facilities in the top 22 distribution markets in the United States, has a portfolio in excess of 150 million square feet. Mr. Connor serves as head of the company’s Executive Committee, overseeing the strategic direction of the company and its Investment Committee, with responsibility for approving major capital transactions.
Mr. Connor is a member of the Board of Governors for NAREIT, the Real Estate Roundtable and the Society of Industrial and Office Realtors (SIOR). He is also on the Advisory Board of the Marshall Bennett Institute for Advanced Real Estate Studies at Roosevelt University.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.7 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com

Contact

EPR Properties
Brian Moriarty, 816 472-1700
Vice President - Corporate Communications
brianm@eprkc.com